Ex 99.1

CONTACT:   Investor Relations    (214) 792-4415

SOUTHWEST AIRLINES REPORTS FIRST QUARTER EARNINGS

DALLAS, TEXAS – April 21, 2011 – Southwest Airlines (NYSE:LUV) today reported first quarter 2011 net income of $5 million, or $.01 per diluted share, compared to net income of $11 million, or $.01 per diluted share, for first quarter 2010.   Both periods’ results included special items related to non-cash, mark-to-market, and other items associated with a portion of the Company’s fuel hedge portfolio.   In addition, first quarter 2011 results included approximately $9 million in charges (net of profitsharing and taxes) primarily related to consulting fees in association with the Company’s proposed acquisition of AirTran Holdings, Inc.*  Excluding special items in both periods, first quarter 2011 net income was $20 million, or $.03 per diluted share, compared to $24 million, or $.03 per diluted share, for first quarter 2010.  Operating income was $114 million for first quarter 2011, compared to $54 million for first quarter 2010.  Excluding special items in both periods, operating income was $110 million for first quarter 2011 compared to $102 million for first quarter 2010.  Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “While escalating jet fuel prices and inclement weather challenged our first quarter profitability, our People prevailed.  We are very pleased to report first quarter 2011 operating income of $110 million and net income of $20 million (each excluding special items).  Record monthly load factors, combined with solid passenger revenue yields, resulted in a 17.8 percent year-over-year increase in passenger revenues.  Passenger unit revenues increased almost nine percent, compared to first quarter last year, representing the sixth consecutive quarter of record passenger unit revenues.  Since first quarter 2007, passenger unit revenues have increased 34 percent.  Other operating revenues also grew a healthy 26.7 percent, compared to a year ago, largely due to growth in our EarlyBird Check-InTM revenues, which nearly doubled.  All in all, a solid start to our 40th year of service.”

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Based on bookings and revenue trends thus far, the Company expects another solid unit revenue improvement in second quarter 2011*, even with the continuation of difficult year-over-year comparisons.
First quarter 2011 unit costs, excluding special items, increased 9.2 percent from first quarter 2010, mostly due to a 26.5 percent year-over-year increase in economic fuel costs per gallon.   First quarter 2011 economic fuel costs of $2.96 per gallon included $13 million, or $0.03 per gallon, in unfavorable cash settlements for fuel derivative contracts.  Based on the Company’s second quarter 2011 fuel hedge position and market prices (as of April 19th), second quarter 2011 economic fuel costs*, including fuel taxes, are estimated to be approximately $3.35 per gallon, which includes $0.04 per gallon in favorable cash settlements for fuel derivative contracts.  Additional information regarding the Company’s fuel derivative contracts is included in the accompanying tables.
Excluding fuel and special items in both periods, first quarter 2011 unit costs increased 1.9 percent from first quarter 2010, as anticipated.  Based on current cost trends, the Company expects the year-over-year increase in its second quarter 2011 nonfuel unit costs*, excluding special items, will exceed first quarter 2011’s year-over-year increase, largely due to advertising related to the launch of its All-New Rapid Rewards® program.  However, full year 2011 nonfuel unit costs*, excluding special items, currently are estimated to increase approximately two percent from 2010.
In the first quarter, the Company was able to grow revenues sufficient to cover soaring jet fuel prices. Traffic and revenue trends remained strong, offsetting the impact of a 36.7 percent year-over-year increase in first quarter 2011 economic fuel and oil expense.  For 2011*, the Company is planning to increase its available seat mile capacity in the five to six percent range, as compared to 2010, primarily as a function of increased aircraft utilization. However, given the current outlook of continually rising jet fuel prices, the Company is planning cautiously for 2012.
Kelly continued, “First quarter 2011 was very active for Southwest, and it was very gratifying.  After years in development, we launched our All-New Rapid Rewards® program. Growth in our program has been strong and surpassed our system averages. We launched new service to Charleston and Greenville-Spartanburg airports very successfully. Those markets have been underserved and overpriced, and we were welcomed enthusiastically by the people of South Carolina. We jumped at the opportunity to acquire slots and terminal facilities in Newark, where we also were warmly welcomed when we launched service there last month.  Much progress was made towards the 2012 introduction of the Boeing 737-800 model to our fleet.  Finally, we made tremendous progress in our integration planning for the acquisition of AirTran Airways. I am very proud of what our hard-working People accomplished already in 2011.

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“With the overwhelming approval of AirTran stockholders in March, we are ready to move forward with the closing of the transaction, now planned for May 2nd.  We anticipate that all regulatory approvals needed to move forward will be obtained by that date.  We look forward to that milestone day, first and foremost, to finally welcome the AirTran Crew Members to the Southwest family.  Together, we can then begin the exciting work to integrate AirTran into Southwest.”
 On September 27, 2010, Southwest Airlines announced a definitive agreement to acquire all of the outstanding common stock of AirTran Holdings, Inc., the parent company of AirTran Airways (AirTran), for a combination of cash and Southwest Airlines’ common stock.  The acquisition will significantly expand Southwest Airlines’ low-fare service to many more Customers in many more domestic markets.  Moreover, the transaction has the potential to yield net annual synergies of more than $400 million by 2013.   Excluding one-time acquisition and integration costs estimated to be approximately $500 million, the transaction is expected to be accretive to Southwest’s fully-diluted earnings per share within the first twelve months following the close of the transaction, and strongly accretive, thereafter, upon full realization of the estimated net synergies.
“Operationally, the Employees of Southwest Airlines exhibited their exceptional resilience to successfully manage over 3,000 flight cancellations from weather interruptions in the first quarter,” stated Kelly.  “It is their resolve to provide outstanding Customer Service that continues to gain us honors and recognition, such as recently being named the fourth most admired Company in the world in FORTUNE magazine’s 2011 survey of corporate reputations.”

Other Southwest Airlines’ recognitions and honors include:
•	Voted best low-cost carrier in North America by Business Traveler Magazine subscribers
•	Recently ranked fifth and most improved in the 2010 Airline Quality Rating compiled by Purdue University and Wichita State University
•	Named the 2011 Customer Service Champion by J.D. Powers based on customer feedback regarding service excellence
•	Named Brand of the Year in Harris Poll EquiTrend’s airline category based on equity, customer connection, commitment, brand behavior, brand advocacy, and trust
•	Ranked third in the Top 10 Business Thought Leaders by TLG Communications
•	southwest.com received first place for Best Overall Customer Experience in the Keynote Competitive Research Industry Study examining U.S. Air Travel Websites
•
Named Airline of the Year by Express Delivery and Logistics Association, the tenth consecutive year for Southwest Airlines Cargo to receive the recognition; also awarded for Excellence in Web Site and Technology for the second year in a row

•
Southwest Cargo was also named Domestic Carrier of the Year for 2011 by the Airforwarders Association for the second consecutive year and was recently recognized for excellence in Air Cargo World’s annual Air Cargo Excellence (ACE) Survey

•
Recognized by PR News with several awards including the 2011 PR News Corporate Responsibility Awards for Diversity Communications, the Corporate Social Responsibility Award for Best Report, and honorable mention for the Social Corporate Responsibility Award for Corporate/Nonprofit Partnership

•
Recently ranked first among North American airlines and fourth in the world among 65 global airlines in GreenHorizon Aviation’s 2010 World Airline Environmental Rankings for excellent environmental performance and initiatives

•	Named the Greenest Airline by ClimateCounts.org based on the review and reduction of company environmental impact, policy stance, and public information available

Southwest will discuss its first quarter 2011 results on a conference call at 12:30 p.m. Eastern Time today.  A live broadcast of the conference call will also be available at southwest.com/investor_relations.

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Operating Results
Total operating revenues for first quarter 2011 increased 18.0 percent to $3.1 billion, compared to $2.6 billion for first quarter 2010.  Total first quarter 2011 operating expenses were $3.0 billion, compared to $2.6 billion in first quarter 2010.  Operating income for first quarter 2011 was $114 million, compared to $54 million in first quarter 2010.  Excluding special items in both periods, operating income was $110 million for first quarter 2011 compared to $102 million for first quarter 2010. The Company’s return on invested capital (before taxes and excluding special items) was approximately ten percent for the twelve months ended March 31, 2011, compared to approximately five percent for the twelve months ended March 31, 2010.  Additional information regarding pretax return on invested capital is included in the accompanying reconciliation tables.
“Other expenses” increased to $96 million in first quarter 2011 from $37 million in first quarter 2010. The $59 million increase in total other expenses primarily resulted from $29 million in “other losses” recognized in first quarter 2011 versus $27 million in “other gains” recognized in first quarter 2010.  In both periods, these “other gains/losses” primarily resulted from unrealized gains/losses associated with the Company’s fuel hedging program.  “Other losses, net” also included premium costs associated with the Company’s fuel derivative contracts of $31 million in both first quarter 2011 and first quarter 2010.
The Company’s effective tax rate was approximately 72 percent in first quarter 2011 compared to 35 percent in first quarter 2010.  The higher rate in first quarter 2011 primarily was due to a $5 million increase in income tax expense from an IRS settlement during first quarter 2011 related to tax years 2007 through 2009, and a $2 million increase from a State of Illinois tax law change that occurred during the first quarter 2011.  The Company projects a full year 2011* effective tax rate of approximately 40 percent based on currently forecasted financial results.
Net cash provided by operations for first quarter 2011 was $965 million, and capital expenditures were $57 million, resulting in over $900 million in free cash flow. In addition to a fully available, unsecured, revolving credit facility of $600 million, the Company currently has over $4 billion in cash and short-term investments.

* The closing of the proposed acquisition of AirTran is anticipated to occur on May 2, 2011.  Forward looking commentary in this release and the accompanying tables including, but not limited to, revenues, costs, fuel consumption, fleet, and available seat miles for 2011 and beyond, excludes any potential impact of the acquisition.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations with respect to its future results of operations; (ii) its plans and expectations related to managing risk associated with changing jet fuel prices; (iii) its growth expectations, including fleet and capacity plans and expectations; and (iv) its expectations related to its anticipated acquisition of AirTran, including the expected timing and benefits of the acquisition. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) changes in the price of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (ii) the impact of the economy on demand for air travel and fluctuations in consumer demand generally for the Company’s services; (iii) the impact of fuel prices and economic conditions on the Company’s overall business plan and strategies; (iv) actions of competitors, including without limitation pricing, scheduling, and capacity decisions, and consolidation and alliance activities; (v) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the Company’s dependence on third parties to assist with implementation of certain of its initiatives; (vii) the impact of governmental regulations on the Company’s operations; (viii) the possibility that the Company’s proposed acquisition of AirTran is delayed or does not close, including due to the failure of closing conditions; (ix) the Company’s ability to successfully integrate AirTran’s business and realize the expected synergies from the transaction; and (x) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission that includes a proxy statement of AirTran that also constitutes a prospectus of the Company.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
			Percent
	2011	2010	Change

OPERATING REVENUES:
Passenger	$2,939	$2,495	17.8
Freight	31	30	3.3
Other	133	105	26.7
Total operating revenues	3,103	2,630	18.0

OPERATING EXPENSES:
Salaries, wages, and benefits	954	864	10.4
Fuel and oil	1,038	821	26.4
Maintenance materials and repairs	199	166	19.9
Aircraft rentals	46	47	(2.1)
Landing fees and other rentals	201	190	5.8
Depreciation and amortization	155	154	0.6
Other operating expenses	396	334	18.6
Total operating expenses	2,989	2,576	16.0

OPERATING INCOME	114	54	111.1

OTHER EXPENSES (INCOME):
Interest expense	43	41	4.9
Capitalized interest	(3)	(5)	(40.0)
Interest income	(3)	(3)	-
Other (gains) losses, net	59	4	n.a.
Total other expenses	96	37	159.5

INCOME BEFORE INCOME TAXES	18	17	5.9
PROVISION FOR INCOME TAXES	13	6	116.7

NET INCOME	$5	$11	(54.5)

NET INCOME PER SHARE:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	748	743
Diluted	749	744

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2011	2010	Change

Fuel and oil expense, unhedged	$1,044	$730
Add/(Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	(6)	91
Fuel and oil expense, as reported	$1,038	$821
Add/(Deduct): Net impact from fuel contracts (1)	19	(48)
Fuel and oil expense, economic	$1,057	$773	36.7

Total operating expenses, as reported	$2,989	$2,576
Add/(Deduct): Net impact from fuel contracts (1)	19	(48)
Total operating expenses, economic	$3,008	$2,528
Add: Charge for AirTran integration costs, net (2)	(15)	-
Total operating expenses, non-GAAP	$2,993	$2,528	18.4

Operating income, as reported	$114	$54
Add/(Deduct): Net impact from fuel contracts (1)	(19)	48
Operating income, economic	$95	$102
Add: Charge for AirTran integration costs, net (2)	15	-
Operating income, non-GAAP	$110	$102	7.8

Other (gains) losses, net, as reported	$59	$4
Add/(Deduct): Net impact from fuel contracts (1)	(29)	27
Other losses, net, non-GAAP	$30	$31	(3.2)

Income before income taxes, as reported	$18	$17
Add/(Deduct): Net impact from fuel contracts (1)	10	21
	$28	$38
Add: Charge for AirTran integration costs, net (2)	15	-
Income before income taxes, non-GAAP	$43	$38	13.2

Net income, as reported	$5	$11
Add/(Deduct): Net impact from fuel contracts (1)	10	21
Income tax impact of fuel contracts	(4)	(8)
	$11	$24
Add: Charge for AirTran integration costs, net (3)	9	-
Net income, non-GAAP	$20	$24	(16.7)

Net income per share, diluted, as reported	$0.01	$0.01
Add/(Deduct): Net impact from fuel contracts	-	0.02
	$0.01	$0.03
Add: Impact of special items, net (3)	0.02	-
Net income per share, diluted, non-GAAP	$0.03	$0.03	n.a.

(1) See Reconciliation of Impact from Fuel Contracts
(2) Amounts net of profitsharing impact
(3) Amounts net of profitsharing impact and taxes

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Fuel & Oil Expense
Add/(Deduct): Reclassification between Fuel and oil and Other (gains)
losses, net, associated with current period settled contracts	$2	$4
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	17	(52)
Impact from fuel contracts to Fuel & Oil Expense	$19	$(48)

Operating Income
Add/(Deduct): Reclassification between Fuel and oil and Other (gains)
losses, net, associated with current period settled contracts	$(2)	$(4)
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	(17)	52
Impact from fuel contracts to Operating Income	$(19)	$48

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$3	$27
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(30)	4
Add/(Deduct): Reclassification between Fuel and oil and Other (gains)
losses, net, associated with current period settled contracts	(2)	(4)
Impact from fuel contracts to Other (gains) losses	$(29)	$27

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(3)	$(27)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	30	(4)
Add/(Deduct): Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	(17)	52
Impact from fuel contracts to Net income **	$10	$21

* As a result of prior hedge ineffectiveness and/or contracts marked-to-market through earnings
** Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
FUEL DERIVATIVE CONTRACTS *
AS OF APRIL 19, 2011

	Percent of estimated fuel consumption
	covered by fuel derivative contracts
Average WTI Crude Oil		Full Year
price per barrel	2Q 2011	2011

Up to $90	approx. 60%	approx. 65%
$90 to $95	approx. 45%	approx. 50%
$95 to $110	approx. 35%	approx. 30% (2)
$110 to $120	approx. 35%	approx. 45%
Above $120	approx. 30%	approx. 40%

	Estimated difference in economic jet
	fuel price per gallon, above/(below)
	unhedged market prices, including taxes
Average WTI Crude Oil		Full Year
price per barrel	2Q 2011	2011

$85	$0.10	$0.08
$100	($0.03)	($0.01)
$109 (1)	($0.04)	($0.05)
$115	($0.06)	($0.05)
$130	($0.16)	($0.16)

	Percent of estimated fuel consumption
	covered by fuel derivative contracts at
Full Year	varying WTI crude-equivalent price levels

2011	approx. 30% (2)
2012	approx. 60% (3)
2013	over 50%
2014	over 40%

* All forward-looking information in this schedule excludes any potential impact of the Company's anticipated acquisition of AirTran.

(1) Based on the current WTI forward curve and current market prices as of April 19, 2011 and current estimated fuel consumption covered by fuel derivative contracts, second quarter 2011 economic fuel price per gallon, including taxes, is estimated to be approximately $3.35 per gallon, or four cents below market prices.

(2) Based on the current WTI forward curve as of April 19, 2011, the Company has approximately 30% of estimated 2011 fuel consumption covered at current market prices by fuel derivative contracts. If prices settle between $110 and $120 per barrel, the estimated 2011 fuel consumption covered by fuel derivative contracts increases to approximately 45%, and if prices settle above $120 per barrel, the coverage decreases to 40%.

(3) For 2012, the Company has approximately 60% of estimated fuel consumption covered by fuel derivative contracts up to a crude-equivalent price of $130 per barrel. If prices settle between $130 and $145 per barrel, the estimated fuel consumption covered by fuel derivative contracts decreases to approximately 30%, and if prices settle above $145 per barrel, the coverage decreases to less than 10%.

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SOUTHWEST AIRLINES CO.
RETURN ON INVESTED CAPITAL
(in millions)
(unaudited)

	12 Months Ended	12 Months Ended
	March 31, 2011	March 31, 2010
Operating Income, as reported	$1,047	$367
Add/(Deduct): Net impact from fuel contracts	105	189
Add: AirTran acquisition costs, net (1)	21	56
Operating Income, non-GAAP	$1,173	$612
Net adjustment for aircraft leases (2)	81	93
Adjustment for fuel hedge accounting	(134)	(147)
Adjusted Operating Income, non-GAAP	$1,120	$558

Average Invested Capital (3)	$10,599	$9,990
Equity adjustment for fuel hedge accounting	305	668
Adjusted Average Invested Capital	$10,904	$10,658
.
ROIC, pretax	10%	5%

(1) Amounts shown net of profitsharing impact
(2) Net adjustment related to presumption that all aircraft in fleet are owned
(3) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company's Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging.  As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results, that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP  (including economic) purposes in the period of contract settlement. These economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures as a result of items that the Company believes are not indicative of its ongoing operations.  These include a first quarter 2011 charge of $17 million (before the impact of profitsharing and/or taxes) related to expenses associated with the Company's planned acquisition of AirTran.  The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in current or prior periods that did not include such items and as a basis for expecting operating results in future periods.

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three Months Ended
	March 31,
	2011	2010	Change
Revenue passengers carried	21,115,115	19,976,835	5.7%
Enplaned passengers	25,599,118	23,694,464	8.0%
Revenue passenger miles (RPMs) (000s)	19,195,885	17,161,713	11.9%
Available seat miles (ASMs) (000s)	24,505,674	22,619,460	8.3%
Load factor	78.3%	75.9%	2.4	pts
Average length of passenger haul (miles)	909	859	5.8%
Average aircraft stage length (miles)	656	633	3.6%
Trips flown	273,823	261,892	4.6%
Average passenger fare	$139.18	$124.90	11.4%
Passenger revenue yield per RPM (cents)	15.31	14.54	5.3%
RASM (cents)	12.66	11.63	8.9%
PRASM (cents)	11.99	11.03	8.7%
CASM (cents)	12.20	11.39	7.1%
CASM, excluding fuel (cents)	7.97	7.76	2.7%
CASM, excluding special items (cents)	12.21	11.18	9.2%
CASM, excluding fuel and special items (cents)	7.91	7.76	1.9%
Fuel costs per gallon, including fuel tax (unhedged)	$2.93	$2.21	32.6%
Fuel costs per gallon, including fuel tax	$2.91	$2.49	16.9%
Fuel costs per gallon, including fuel tax (economic)	$2.96	$2.34	26.5%
Fuel consumed, in gallons (millions)	356	329	8.2%
Active fulltime equivalent Employees	35,452	34,637	2.4%
Aircraft in service at period-end	550	541	1.7%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,039	$1,261
Short-term investments	2,426	2,277
Accounts and other receivables	282	195
Inventories of parts and supplies, at cost	320	243
Deferred income taxes	-	214
Prepaid expenses and other current assets	262	89
Total current assets	5,329	4,279

Property and equipment, at cost:
Flight equipment	14,090	13,991
Ground property and equipment	2,153	2,122
Deposits on flight equipment purchase contracts	172	230
	16,415	16,343
Less allowance for depreciation and amortization	5,919	5,765
	10,496	10,578
Other assets	589	606
	$16,414	$15,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$916	$739
Accrued liabilities	827	863
Air traffic liability	1,710	1,198
Current maturities of long-term debt	905	505
Total current liabilities	4,358	3,305

Long-term debt less current maturities	2,428	2,875
Deferred income taxes	2,496	2,493
Deferred gains from sale and leaseback of aircraft	85	88
Other non-current liabilities	460	465
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,186	1,183
Retained earnings	5,399	5,399
Accumulated other comprehensive income (loss)	79	(262)
Treasury stock, at cost	(885)	(891)
Total stockholders' equity	6,587	6,237
	$16,414	$15,463

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended
	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5	$11
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	155	154
Unrealized loss on fuel derivative instruments	10	21
Deferred income taxes	28	12
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(3)
Changes in certain assets and liabilities:
Accounts and other receivables	(87)	(67)
Other current assets	(92)	(18)
Accounts payable and accrued liabilities	238	(85)
Air traffic liability	512	356
Cash collateral received from fuel
derivative counterparties	29	5
Other, net	170	(13)
Net cash provided by operating activities	965	373

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(57)	(139)
Purchases of short-term investments	(1,484)	(1,380)
Proceeds from sales of short-term investments	1,310	1,197
Net cash used in investing activities	(231)	(322)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	4	12
Proceeds from termination of interest rate derivatives	76	-
Payments of long-term debt and capital lease obligations	(30)	(60)
Payments of cash dividends	(7)	(7)
Other, net	1	-
Net cash provided by (used in) financing activities	44	(55)

NET CHANGE IN CASH AND CASH EQUIVALENTS	778	(4)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,261	1,114

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,039	$1,110

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SOUTHWEST AIRLINES CO.
737 DELIVERY SCHEDULE *
AS OF APRIL 20, 2011

	The Boeing Company
	-700		-800		Purchase	Previously
	Firm		Firm	Options	Rights	Owned	Total

2011	18		-	-	-	2	20	(1)
2012	-		20	-	-	-	20
2013	19		-	6	-	-	25
2014	21		-	6	-	-	27
2015	14		-	1	-	-	15
2016	17		-	7	-	-	24
2017	-		-	17	-	-	17
Through 2021	-		-	-	98	-	98
Total	89	(2)	20	37	98	2	246

* All forward-looking information in this schedule excludes any potential impact of the Company's anticipated acquisition of AirTran.

(1) Includes six aircraft delivered through April 20, 2011.

(2) The Company is evaluating substituting 737-800s in lieu of 737-700 firm orders currently scheduled for 2013 through 2016.

***